EXHIBIT 99.1

KCG ANNOUNCES CONSOLIDATED EARNINGS OF $0.41 PER DILUTED

SHARE FOR THE FIRST QUARTER OF 2016

KCG reports consolidated revenues of $345.4 million

and pre-tax earnings of $60.0 million for the quarter

KCG increases book value to $16.42 per share and

tangible book value to $15.30 per share

KCG’s Board of Directors authorizes expanded share repurchase program of up to $200 million of KCG common stock and warrants

JERSEY CITY, New Jersey – April 21, 2016 – KCG Holdings, Inc. (NYSE: KCG) today reported consolidated earnings of $37.2 million, or $0.41 per diluted share, for the first quarter of 2016. Included in these results is $9.5 million of other income primarily related to sales of certain assets and gains on repurchases of the company’s debt.

Select Financial Results

	($ in thousands, except EPS)
	1Q16	4Q15	1Q15
GAAP Revenues	345,424	264,036	696,156
Non-GAAP revenues*	345,424	247,509	311,130
Trading revenues, net	223,938	145,959	208,795
Commissions and fees	106,101	94,315	99,961
GAAP pre-tax income (loss)	59,965	(4,471)	406,128
GAAP EPS	0.41	(0.03)	2.19
Non-GAAP pre-tax income (loss)*	59,965	(4,845)	32,427

*	Effective January 1, 2016, KCG will no longer adjust GAAP results for writedowns, investment gains and losses and similar items. See Exhibit 4 for a reconciliation of GAAP to non-GAAP results for pre-2016 periods.

First Quarter Highlights

•	KCG U.S. equity market making grew revenues 22 percent year over year

•	KCG Institutional Equities grew average daily U.S. equity share volume 17 percent year over year

•	KCG BondPoint set a new quarterly record for average daily fixed income par value traded with growth of 32 percent year over year

•	KCG announced an agreement to sell its NYSE Designated Market Maker (DMM) and completed the sales of assets related to retail U.S. options market making

•	KCG repurchased 1.8 million shares of KCG Class A Common Stock for $20.5 million, $1.0 million in warrants and $35.0 million par value of its 6.875 percent Senior Secured Notes for $31.2 million

Daniel Coleman, Chief Executive Officer of KCG, said, “KCG generated strong financial results in the first quarter of 2016 as a result of the market conditions in U.S. equities, increased penetration of strategic clients and the performance of KCG’s trading models. KCG U.S. equity market making posted strong revenues from client and exchange-based activities. We took further action to streamline and simplify KCG by exiting certain businesses following a strategic review. In addition, we utilized free cash to repurchase shares, warrants and debt as opportunities arose. Subsequent to the first quarter, we monetized a portion of our stake in Bats Global Markets, which added to free cash available for deployment.”

Market Making

The Market Making segment encompasses direct-to-client and non-client, exchange-based market making across multiple asset classes and is an active participant in all major cash, options and futures markets in the U.S., Europe and Asia. During the first quarter of 2016, the segment generated total revenues of $258.9 million and pre-tax income of $75.5 million. Included in first quarter revenues is a $2.9 million gain from the sale of assets related to retail U.S. options market making.

In the first quarter of 2016, the market selloff to start the year contributed to a 7 percent rise in consolidated U.S. equity dollar volume, a widening of spreads and higher realized volatility for the S&P 500 year-over-year. In addition, the market produced seasonally strong retail trading activity and a 31 percent increase in U.S. equity futures contracts. Outside of U.S. equities, results were affected by the rise in market volumes of U.S. Treasuries and Asian equities year-over-year, offset in part by the declines in market volumes of European equities and foreign exchange as well as the continued deterioration in prices of commodities. For the quarter, revenues for the Market Making segment rose 15.3 percent year over year.

Mr. Coleman commented, “Despite the difficulties presented by the market selloff in the first half of January and heightened competition for retail order flow, market making in U.S. equities generated a substantial contribution to KCG’s first quarter results. We continued to focus on strategic clients as well as develop the pipeline of new strategies and enhance currently deployed models. The results from global equities and FICC rebounded from the previous quarter. KCG Acknowledge FI more than doubled client market making volume in U.S. Treasuries year over year. In Asia, trading during the quarter was led by Japan and Singapore.”

In the fourth quarter of 2015, the segment generated total revenues of $168.2 million and a pre-tax loss of $5.1 million. Excluding charges related to asset writedowns of $14.2 million, the segment generated non-GAAP pre-tax income of $9.1 million.

During the first quarter of 2015, the segment generated total revenues of $224.5 million and pre-tax income of $39.3 million.

Select Trade Statistics: U.S. Equity Market Making

	1Q16	4Q15	1Q15
Average daily dollar volume traded ($ millions)	30,888	28,842	31,025
Average daily trades (thousands)	4,236	3,667	3,947
Average daily shares traded (millions)	4,816	4,698	5,048
NYSE and NASDAQ shares traded	1,109	922	933
OTC Bulletin Board and OTC Market shares traded	3,707	3,775	4,115
Average revenue capture per U.S. equity dollar value traded (bps)	1.13	0.77	0.92

Global Execution Services

The Global Execution Services segment comprises agency execution services and trading venues. During the first quarter of 2016, the segment generated total revenues of $76.4 million and pre-tax income of $6.3 million.

In the first quarter of 2016, institutional trading activity drove the heightened U.S. equity market volumes and volatility to start the year. The deleveraging in January shifted to rebalancing which prolonged the high levels of trading through February. KCG Institutional Equities grew volumes of U.S. equities year over year from algorithmic trading and high touch sales trading in single stocks, ETFs and programs. KCG BondPoint set a new quarterly record for fixed income par value traded, which was attributable to market share gains compounded by increased market volumes of corporate and municipal bonds. The decline in revenues for the Global Execution Services segment year over year is attributable to the sale of KCG Hotspot, which was completed on March 13, 2015.

Mr. Coleman commented, “During the first quarter, KCG Algorithmic Trading grew U.S. equity share volume from the 25 largest U.S. asset managers 67 percent year over year. KCG’s ETF trading team posted strong results from facilitating standard orders, risk markets for blocks, NAV-based executions, and creations and redemptions. In addition, KCG BondPoint grew trade volumes from a combination of new and existing retail broker clients.”

In the fourth quarter of 2015, the segment generated total revenues of $70.2 million and a pre-tax loss of $1.1 million. Excluding a writedown of goodwill of $0.9 million, the segment generated a non-GAAP pre-tax loss of $0.2 million.

In the first quarter of 2015, excluding the gain of $385.0 million on the sale of KCG Hotspot and related professional and compensation expenses totaling $11.2 million, the segment generated non-GAAP total revenues of $79.2 million and pre-tax income of $7.2 million.

Select Trade Statistics: Agency Execution and Trading Venues

	1Q16	4Q15	1Q15
Average daily KCG Institutional Equities U.S. equities shares traded (millions) (1)	271.8	238.4	231.4
Average daily KCG BondPoint fixed income par value traded ($ millions)	192.4	150.7	145.8

(1)	KCG Institutional Equities average daily U.S. National Market System (NMS) equity share volume represents trading on behalf of clients covering algorithmic trading and high touch sales trading in single stocks, ETFs and programs. In 2016, KCG modified the reporting of trading volumes within the Global Execution Services segment to remove internal volume generated by KCG trading desks and add volume from sales trading. Prior periods have been recast for this new presentation.

Corporate and Other

The Corporate and Other segment includes strategic investments and corporate overhead expenses. During the first quarter of 2016, the segment generated total revenues of $10.1 million and a pre-tax loss of $21.8 million. Included in first quarter revenues are a $3.7 million gain from KCG’s repurchase of a portion of its 6.875 percent Senior Secured Notes and a $2.8 million net gain primarily tied to a distribution from an investment.

In the fourth quarter of 2015, the segment generated total revenues of $25.6 million and pre-tax income of $1.8 million. Excluding gains on sales and writedowns of investments of $19.8 million and $3.2 million, respectively and a $1.0 million writedown of an intangible asset, the segment generated a non-GAAP pre-tax loss of $13.7 million.

In the first quarter of 2015, the segment generated total revenues of $7.3 million and a pre-tax loss of $14.3 million.

Financial Condition

As of March 31, 2016, KCG had $647.1 million in cash and cash equivalents. Total outstanding debt was $451.9 million. KCG had $1.48 billion in stockholders’ equity, equivalent to a book value of $16.42 per share and tangible book value, which includes the value of its assets of businesses held for sale, of $15.30 per share based on total shares outstanding of 90.4 million, including restricted stock units.

During the first quarter of 2016, KCG repurchased 1.8 million shares for approximately $20.5 million, $1.0 million in warrants and $35.0 million par value of its 6.875 percent Senior Secured Notes for $31.2 million.

KCG’s headcount was 972 full-time employees at March 31, 2016, compared to 1,006 at December 31, 2015.

Subsequent Events

On April 15, 2016, shares of Bats Global Markets, Inc. common stock began trading on the BATS BZX Exchange under ticker symbol BATS. As part of the initial public offering, KCG sold 2.6 million shares for approximately $46 million after commissions and will recognize a pre-tax gain of approximately $33 million in the second quarter of 2016 on this sale. Following the offering, KCG’s ownership stake in Bats was reduced to approximately 13.7 percent.

On April 20, 2016, KCG’s Board of Directors authorized an expanded share repurchase program of up to $200 million of KCG common stock and warrants (including the remaining capacity under the previously authorized repurchase program), subject to compliance with the covenants contained in the company’s debt indenture. Under the program, the company may repurchase shares of common stock or warrants from time to time in open market transactions, accelerated stock buyback programs, tender offers, privately-negotiated transactions or by other means. Repurchases of shares may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be based on market conditions, share price, legal requirements and other factors. The program has no expiration date and may be suspended, modified or discontinued at any time without prior notice. There are no assurances that any repurchases of shares of common stock or warrants may actually occur.

Conference Call

KCG will hold a conference call to discuss first quarter 2016 financial results starting at 9:00 a.m. Eastern Time today, April 21, 2016. To access the call, dial 800-344-6698 (domestic) or 785-830-7979 (international) and enter passcode 5948540. In addition, the call will be webcast at http://edge.media-server.com/m/p/kbqkwypj. Following the conclusion of the call, a replay will be available by selecting a number based on country of origin from a list posted at: https://replaynumbers.conferencinghub.com/index.aspx?confid=5948540&passcode=5948540 and entering passcode 5948540.

Additional information for investors, including a presentation of the first quarter financial results, can be found at http://investors.kcg.com.

Non-GAAP Financial Presentations

KCG believes that certain non-GAAP financial presentations, when taken into consideration with the corresponding GAAP financial presentations, are important in understanding operating results. Selected financial information is included in the non-GAAP financial presentations for the three months ended December 31, 2015 and March 31, 2015. KCG believes the presentations provide a meaningful summary of revenues and results of operations for each of the three month periods. Reconciliations of GAAP to non-GAAP results are included in the schedules in Exhibit 4.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with specialized client service across market making, agency execution and venues and also engages in principal trading via exchange-based market making. KCG has multiple access points to trade global equities, fixed income, options, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein and the documents incorporated by reference containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar meaning, may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the inability to manage trading strategy performance and sustain revenue and earnings growth; (ii) the sale of KCG Hotspot, including the receipt of additional payments that are subject to certain contingencies; (iii) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by Congress, federal and state regulators, the SROs and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (iv) past or future changes to KCG’s organizational structure and management; (v) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vi) KCG’s ability to keep up with technological changes; (vii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, cybersecurity risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (viii) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (ix) the effects of increased competition and KCG’s ability to maintain and expand market share; (x) the announced plan to relocate KCG’s global headquarters from Jersey City, NJ to New York, NY; and (xi) KCG’s ability to complete the sale or disposition of any or all of the assets or businesses that are classified as held for sale. The list above is not exhaustive. Because forward looking statements involve risks and uncertainties, the actual results and performance of KCG may materially differ from the results expressed or implied by such statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, KCG also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the U.S. Securities and Exchange Commission (“SEC”), including those detailed in “Risk Factors” in Part I, Item 1A of KCG’s Annual Report on Form10-K for the year ended December 31, 2015, “Legal Proceedings” in Part I, Item 3, under “Certain Factors Affecting Results of Operations” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time. This information should be read in conjunction with KCG’s Consolidated Financial Statements and the Notes thereto contained in its Annual Report on Form 10-K, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com

KCG HOLDINGS, INC.	Exhibit 1

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(In thousands, except per share amounts)
Revenues
Trading revenues, net	$223,938	$145,959	$208,795
Commissions and fees	106,101	94,315	99,961
Interest, net	117	(429)	(23)
Investment income and other, net	15,268	24,191	387,423

Total revenues	345,424	264,036	696,156

Expenses
Employee compensation and benefits	97,586	67,823	106,718
Execution and clearance fees	73,634	66,613	68,473
Communications and data processing	35,657	36,003	33,764
Depreciation and amortization	21,905	25,077	20,615
Payments for order flow	12,655	14,464	15,221
Debt interest expense	9,492	10,025	9,397
Collateralized financing interest	9,163	8,746	8,456
Occupancy and equipment rentals	8,990	7,842	7,340
Professional fees	6,057	5,774	11,181
Business development	1,119	1,751	1,857
Writedown of assets and other real estate related charges	—	16,154	132
Other	9,201	8,235	6,874

Total expenses	285,459	268,507	290,028

Income (loss) before income taxes	59,965	(4,471)	406,128
Income tax expense (benefit)	22,800	(1,500)	156,827

Net income (loss)	$37,165	$(2,971)	$249,301

Basic earnings (loss) per share	$0.42	$(0.03)	$2.25

Diluted earnings (loss) per share	$0.41	$(0.03)	$2.19

Shares used in computation of basic earnings (loss) per share	88,458	89,184	110,782

Shares used in computation of diluted earnings (loss) per share	89,605	89,184	113,615

KCG HOLDINGS, INC.	Exhibit 2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$647,070	$581,313
Cash and cash equivalents segregated under federal and other regulations	3,000	3,000
Financial instruments owned, at fair value:
Equities	2,350,324	2,129,208
Listed options	11,801	178,360
Debt securities	174,222	136,387
Other financial instruments	204	445

Total financial instruments owned, at fair value	2,536,551	2,444,400
Collateralized agreements:
Securities borrowed	1,681,886	1,636,284
Receivable from brokers, dealers and clearing organizations	656,081	681,211
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	93,190	94,858
Investments	98,138	98,943
Goodwill and Intangible assets, less accumulated amortization	101,277	100,471
Deferred tax asset, net	151,196	151,225
Assets of businesses held for sale	24,444	25,999
Other assets	203,465	222,831

Total assets	$6,196,298	$6,040,535

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,743,843	$1,856,171
Listed options	9,635	151,893
Debt securities	301,984	105,340

Total financial instruments sold, not yet purchased, at fair value	2,055,462	2,113,404
Collateralized financings:
Securities loaned	527,358	463,377
Financial instruments sold under agreements to repurchase	909,304	954,902

Total collateralized financings	1,436,662	1,418,279
Payable to brokers, dealers and clearing organizations	574,660	273,805
Payable to customers	11,640	17,387
Accrued compensation expense	55,053	154,547
Accrued expenses and other liabilities	126,783	134,026
Debt	451,864	484,989

Total liabilities	4,712,124	4,596,437

Equity
Class A Common Stock	1,090	1,060
Additional paid-in capital	1,470,284	1,436,671
Retained earnings	229,285	192,120
Treasury stock, at cost	(216,770)	(186,103)
Accumulated other comprehensive income	285	350

Total equity	1,484,174	1,444,098

Total liabilities and equity	$6,196,298	$6,040,535

KCG HOLDINGS, INC.	Exhibit 3

PRE-TAX EARNINGS (LOSS) BY BUSINESS SEGMENT*

(In thousands)

(Unaudited)

	For the three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
Market Making
Revenues	$258,918	$168,227	$224,548
Expenses	183,429	173,359	185,208

Pre-tax earnings (loss)	75,489	(5,132)	39,340

Global Execution Services
Revenues	76,394	70,221	464,266
Expenses	70,133	71,336	83,208

Pre-tax earnings (loss)	6,261	(1,115)	381,058

Corporate and Other
Revenues	10,112	25,588	7,342
Expenses	31,897	23,812	21,612

Pre-tax (loss) earnings	(21,785)	1,776	(14,270)

Consolidated
Revenues	345,424	264,036	696,156
Expenses	285,459	268,507	290,028

Pre-tax earnings (loss)	$59,965	$(4,471)	$406,128

*	Totals may not add due to rounding.

KCG HOLDINGS, INC.	Exhibit 4

Regulation G Reconciliation of Non-GAAP financial measures*

(In thousands)

(Unaudited)

Three months ended December 31, 2015	Market Making	Global Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Revenues to Non-GAAP Revenues:
GAAP Revenues	$168,227	$70,221	$25,588	$264,036
Gain on sales of investments	—	—	(19,751)	(19,751)
Writedowns of investments	—	—	3,224	3,224

Non- GAAP Revenues	$168,227	$70,221	$9,061	$247,509

Three months ended December 31, 2015	Market Making	Global Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax:
GAAP (Loss) income before income taxes	$(5,132)	$(1,115)	$1,776	$(4,471)
Gain on sales of investments	—	—	(19,751)	(19,751)
Writedowns of investments	—	—	3,224	3,224
Writedown of goodwill and intangible assets	14,016	907	1,014	15,937
Writedown of assets	216	—	—	216

Non GAAP Income (loss) before income taxes	$9,100	$(208)	$(13,737)	$(4,845)

Three months ended March 31, 2015	Market Making	Global Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Revenues to Non-GAAP Revenues:
GAAP Revenues	$224,548	$464,266	$7,342	$696,156
Gain on sale of KCG Hotspot	—	(385,026)	—	(385,026)

Non- GAAP Revenues	$224,548	$79,240	$7,342	$311,130

Three months ended March 31, 2015	Market Making	Global Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax:
GAAP Income (loss) before income taxes	$39,340	$381,058	$(14,270)	$406,128
Gain on sale of KCG Hotspot	—	(385,026)	—	(385,026)
Professional fees related to the sale of KCG Hotspot	—	6,736	—	6,736
Compensation expense related to the sale of KCG Hotspot	—	4,457	—	4,457
Lease loss accrual, net	—	—	132	132

Non-GAAP Income (loss) before income taxes	$39,340	$7,225	$(14,138)	$32,427

* Totals may not add due to rounding.